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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934





                                Rymer Foods Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.04 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    783771306
             ------------------------------------------------------
                                 (CUSIP Number)

  Lloyd I. Miller, III, 4550 Gordon Drive, Naples, Florida 34102 (941) 262-8577

--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                   May 4, 1998
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:


                                |_| Rule 13d-1(b)
                                |X| Rule 13d-1(c)
                                |_| Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                  SCHEDULE 13G

---------------------                                      ---------------------
CUSIP No.   783771306                                         Page 2 of 4 Pages
---------------------                                      ---------------------

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1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
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          Lloyd I. Miller, III           ###-##-####
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2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)        |_|
                                                               (b)        |_|
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3         SEC USE ONLY

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4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
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                                  5        SOLE VOTING POWER
            NUMBER OF                      88,699
             SHARES               ----------------------------------------------
          BENEFICIALLY            6        SHARED VOTING POWER
            OWNED BY                       179,356
              EACH                ----------------------------------------------
            REPORTING             7        SOLE DISPOSITIVE POWER
             PERSON                        88,699
              WITH                ----------------------------------------------
                                  8        SHARED DISPOSITIVE POWER
                                           179,356
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         268,055
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          / /
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         6.2%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         IN-IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



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                                                                     Page 3 of 4

Item 1(a).       Name of Issuer: Rymer Foods Inc.

Item 1(b).       Address of Issuers's Principal Executive Offices:

                      4600 South Packers Avenue
                      Chicago, Illinois  60609

Item 2(a).       Name of Person Filing:  Lloyd I. Miller, III

Item 2(b).       Address of Principal Business Office or, if None, Residence:

                      4550 Gordon Drive, Naples, Florida 34102

Item 2(c).       Citizenship: U.S.A.

Item 2(d).       Title of Class of Securities:   Common Stock, $0.04 par value

Item 2(e).       CUSIP Number: 783771306

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

                 Not Applicable, this statement is filed pursuant to 13d-1(c)


Item 4.          OWNERSHIP:

                 (a) 268,055

                 (b) 6.2%

                 (c) (i) sole voting power: 88,699

                     (ii) shared voting power: 179,356

                     (iii) sole dispositive power: 88,699

                     (iv) shared dispositive power: 179,356


Item 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                 Not Applicable


Item 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON:

                 Persons other than Lloyd I. Miller III have the right to receive dividends from, or the proceeds from the sale of, the reported securities. None of these persons has the right to direct such dividends or proceeds.


Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                 COMPANY:

                 Not Applicable


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                                                                     Page 4 of 4

Item 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                 Not Applicable

Item 9.          NOTICE OF DISSOLUTION OF GROUP:

                 Not Applicable

Item 10.         CERTIFICATION:

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.

                                    SIGNATURE

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                        May 15, 1998
                                                        ---------------------




                                                       /s/ Lloyd I. Miller III
                                                       -----------------------
                                                       Lloyd I. Miller, III